Exhibit 2(c)

                            Scudder Global Fund, Inc.

     On September 14, 1987, the Board of Directors of Scudder Global Fund, Inc. amended Section 2.01 of the By-Laws to read as follows:

          RESOLVED, that the By-laws of the Fund be and they hereby are amended by deleting the current Section 2.01 thereof in its entirety and substituting therefor the following:

          Section 2.01 Annual Meetings: The annual stockholders' meeting for the election and the transaction of other proper business shall be held on the first Monday in December if not a legal holiday, or if a legal holiday, then on the next succeeding day not a legal holiday, provided, however, that the Board of Directors may elect to hold the annual stockholders' meeting at another time and/or date in the month of December. Notwithstanding the foregoing, the corporation shall not hold an annual meeting in any year in which none of the following is required to be acted on by stockholders under the Investment Compnay Act of 1940:

          (1) Election of directors;
          (2) Approval of an investment advisory agreement;
          (3) Ratification of the selection of independent public accountants;
              and
          (4) Approval of a distribution agreement.